EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement Nos. 333-231162, 333-217625, 333-92495, 333-75610, 333-131090, 333-145151, 333-164518, and 333-179596 on Form S-8 of our report dated March 3, 2022, with respect to the consolidated financial statements of Huttig Building Products, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

St. Louis, Missouri
March 3, 2022